EXHIBIT 10.3

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is effective as of February 2, 2007, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

C.            Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Lender dated on or about December 30, 2002, as amended from time to time (“Credit Agreement”).

D.            Lender and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

15.           Defined Terms. Capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies.  Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

“Borrowing Base” means at any time the lesser of:

(a)           the Maximum Line; or

(b)           subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)            80% of Eligible Accounts; plus

(ii)                                  the lesser of (aa) 35% of Eligible Inventory constituting raw material, plus 40% of Eligible Inventory constituting finished goods, or (bb) $5,000,000.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

Subparagraph (xiii) of the definition for “Eligible Accounts” is hereby deleted in its entirety and replaced with the following:

(xiii)         Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% (or 25% with respect to Accounts owing by General Electric (“GE”) or any GE affiliate or subsidiary of GE or by Semitool, Inc. or Northrop Grumman) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (xi) above; and

Subparagraph (ix) of the definition for “Eligible Inventory” is hereby deleted in its entirety and replaced with the following:

(ix)           All Inventory at any location other than the premises owned by the Borrower in Bemidji, Minnesota, Fairmont, Minnesota and Garner, Iowa; and

“Existing Real Estate Term Note” means that certain Real Estate Term Note dated April 28, 2006 made payable by the Borrower to the order of the Lender in the original principal amount of $2,500,000.

“Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1) day.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

“Floating Rate”  shall mean an annual interest rate equal to the Base Rate, which interest rate shall change when and as the Base Rate changes;

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR Rate =	Base LIBOR
100% - LIBOR Reserve Percentage

“Maturity Date” means April 30, 2009 for the Revolving Note, February 5, 2007 for the Equipment Term Note and May 31, 2012 for the Real Estate Term Note.

“Maximum Line” means $15,000,000 unless said amount is reduced pursuant to Section 2.14, in which event it means such lower amount.

“Real Estate Term Note” means that certain Real Estate Term Note dated February     , 2007 made payable by the Borrower to the order of the Lender in the original principal amount of $3,348,750 and any note or notes issued in substitution therefore.

“Total Funded Debt” shall mean all interest-bearing Indebtedness of Borrower, including, without limitation, any Capital Lease obligations.

16.           Amended Revolving Note.  In conjunction with this Amendment, Borrower shall execute and deliver that certain Amended and Restated Revolving Note of even date herewith made payable to the order of the Lender in the original principal amount of $15,000,000 (as hereinafter amended, modified, supplemented or replaced, the “Amended Revolving Note”).  All references to the “Revolving Note” contained in the Credit Agreement shall refer to the Amended Revolving Note.

17.           Term Advances.  The Borrower acknowledges and agrees that as of the date hereof, the outstanding principal balance of the Existing Real Estate Term Note is $1,680,555.49.  In conjunction with this Amendment, Borrower has requested the Lender to, among other things, extend the maturity date of the Existing Real Estate Note and to make an additional Term Advance to the Borrower in the amount of $1,668,194.51 (the “Additional Term Advance”), the proceeds of which are to be used by the Borrower to fund a portion of the purchase price to be paid by the Borrower in connection with the Suntron Acquisition (as hereinafter defined).  Subject to the terms and conditions set forth in Section 10 below, the Lender shall make the Additional Term Advance to the Borrower.  On the date hereof, the Borrower shall execute and deliver to Lender that certain Amended and Restated Real Estate Term Note of even date herewith made payable to the order of the Lender in the original principal amount of $3,348,750 (as hereinafter amended, modified, supplemented or replaced, the “Amended Real Estate Term Note”), which Note shall evidence the repayment of the Additional Term Advance and has been issued in replacement of and substitution for, but not in repayment or satisfaction of the Existing Real Estate Note.  All references to the Real Estate Term Note contained in the Credit Agreement shall hereinafter refer to the Amended Real Estate Term Note.

18.           Interest Rates.  Section 2.11(a) and (b) of the Credit Agreement are hereby deleted in their entirety and the following shall be substituted therefore:

(a)  Revolving Note and Real Estate Term Note.  Except as provided in Subsections 2.11 (d) and (g) below, the principal amount of each Advance evidenced by the Revolving Note and the Real Estate Term Note shall bear interest at a floating per annum rate of interest equal to LIBOR plus the applicable “Margin” as set forth in Subsection 2.11(b) below (the “Daily LIBOR Rate”); provided however, that from the period of February 2, 2007 thru and including February 2, 2009, principal evidenced by the Real Estate Term Note shall accrue interest at a fixed, per annum rate of interest equal to Libor rate plus 3.0 percent (8.35%).  Each change in the Daily LIBOR Rate shall become effective on the date that (i) each LIBOR change is announced by the Lender, and (ii) as and when the applicable Margin changes in accordance with Subsection 2.11(b) below.  In the event Lender shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR, Lender shall promptly provide notice of such determination to Borrower (which shall be conclusive and binding on Borrower).  In such event, the interest rate accruing on principal evidenced by each of the Revolving Note and the Real Estate Term Note shall be automatically be modified to accrue at the per annum rate equal to the Floating Rate.

(b)  Margins.  The Margins through and including the first adjustment occurring as specified below shall be two and three quarters of one percent (2.75%) for Revolving Advances.  The Margins shall be adjusted each fiscal quarter on the basis of the Total Funded Debt to EBITDA Ratio of the Borrower as of the end of the previous fiscal quarter, in accordance with the following table:

	Margins
FINANCIAL TEST	Revolving Note	Real Estate Term Note
(i) Total Funded Debt to EBITDA is determined by the Lender to be ≤ 1.75.	1.75%	2.00%

(ii) Total Funded Debt to EBITDA is determined by the Lender to be > 1.75 and ≤ 2.50.	2.00%	2.25%

(iii) Total Funded Debt to EBITDA is determined by the Lender to be > 2.50 and ≤ 3.00.	2.25%	2.50%

(iv) Total Funded Debt to EBITDA is determined by the Lender to be > 3.00.	2.75%	3.00%

Reductions and increases in the Margins will be made following receipt of the Borrower’s financial statements required under Section 6.1.  Each Margin change shall become effective on the first calendar day of the month following the month of receipt by the Lender of the Borrower’s most recent financial statements.  Notwithstanding the foregoing, (i) if the Borrower fails to deliver any financial statements as required under Section 6.1, the Lender may, following notice to the Borrower, increase any Margin to the highest Margin set forth above, in addition to imposing the Default Rate applicable under the terms of this Agreement, and (ii) no reduction in any Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.

If amended or restated financial statements change previously calculated Margins, the Lender may reduce or increase the Margins from the date of receipt of such amended or restated financial statements, to the beginning of the appropriate fiscal quarter to which the restated statements relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as the Lender in its sole discretion deems appropriate.

19.           Financial Covenants.  Section 6.2 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(a)           Minimum Debt Service Coverage Ratio. The Borrower will maintain, during each period described below, its Debt Service Coverage Ratio, determined on a consolidated basis as at the end of each fiscal quarter on a rolling four quarter basis, at not less than the ratio set forth opposite such period:

Quarter Ended	Minimum Debt Service Coverage Ratio
Each fiscal quarter up to and including 9/30/07	1.25 to 1.00
12/31/07 and thereafter	1.50 to 1.00

(b)           Maximum Total Funded Debt to EBITDA Ratio. The Borrower will maintain, during each period described below, its ratio of Total Funded Debt to EBITDA, determined on a consolidated basis as at the end of each fiscal quarter on a rolling four quarter basis, at not more than the ratio set forth opposite such period:

Quarter Ended	Total Funded Debt to EBITDA Ratio
Each fiscal quarter up to and including 9/30/07	4.25 to 1.00
12/31/07 to and including 6/30/2008	3.50 to 1.00
9/30/08 and thereafter	3.00 to 1.00

(c)           Minimum Net Income. The Borrower will achieve Net Income determined on a consolidated basis as at the end of each fiscal quarter on a rolling four quarter basis of not less than $1.00.

(d)           Capital Expenditures. Except to the extent reasonably necessary to complete the Suntron Acquisition, the Borrower will not incur or contract to incur Capital Expenditures of more than $3,000,000 in the aggregate during any fiscal year without the lenders written approval for capital items, including without limitation for new building and building expansion projects, new business acquisition and or major unplanned equipment projects.

(e)           Working Capital.  The Borrower will maintain, during each period described below, determined as at the end of each fiscal quarter, Working Capital of not less than $10,000,000.

20.           Indebtedness.  Section 6.4 of the Credit Agreement is hereby amended to add the following subsection (d) as Permitted Indebtedness:

(d)           Indebtedness for all leases assumed under the Suntron Acquisition.

21.           Compliance Certificate.  The borrower further agrees that the Compliance Certificate attached to the Credit Agreement as Exhibit B is amended in its entirety and replaced by the Compliance Certificate attached as Exhibit B hereto.

22.           Suntron Asset Acquisition.  On or about the date hereof, the Borrower has entered into the certain [Asset Purchase Agreement] with Suntron-Iowa, Inc., a Delaware corporation (“Suntron”), pursuant to which the Borrower intends to acquire substantially all of the assets and assume certain liabilities of Suntron as specifically provided in the form of such agreement provided by the Borrower to the Lender (the “Suntron Acquisition”).  The Lender hereby consents to such transactions and waives any restriction thereto as set forth in Sections 6.4 and 6.19 of the Credit Agreement, but does not waive Borrower’s required compliance with any other terms and provisions under the Credit Agreement and related Loan Documents, except as expressly modified by this Seventh Amendment.  The Lender further agrees that the Borrower may obtain a Revolving Advance of up to $5,000,000 for funding all or part of the purchase price for the assets acquired in the Suntron Acquisition.

23.           Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000.00 in consideration of the Lender’s execution and delivery of this Amendment.

24.           Conditions Precedent.  Except as otherwise provided below, this Amendment shall be effective when the Lender shall have received an executed original hereof together with the following, each in form and substance acceptable to the Lender in its sole discretion:

(a)           Amended Revolving Note executed by the Borrower;

(b)           Amended Real Estate Term Note executed by the Borrower;

(c)           Second Amendment to Mortgage executed by the Borrower;

(d)           Combination Mortgage, Security Agreement, Fixture Financing Statement, and Assignment of Leases and Rents executed by the Borrower in favor of the Lender, granting the Lender a first, perfected lien on the Borrower’s facility in Augusta, Wisconsin;

(e)           Fully paid title insurance down-dating endorsements with respect to the Lender’s Minnesota Mortgage and a title insurance policy with respect to its Wisconsin Mortgage;

(f)            Written evidence and/or a certification from Borrower that the transactions contemplated by the Suntron Acquisition documents have closed or will close contemporaneously with the execution of this Amendment and/or the funding of the additional loan advances contemplated under the Credit Agreement as amended by this Seventh Amendment.

(g)           Payment of the fee described in Paragraph 8 above; and

(h)           Such other documents as requested by the Lender.

25.           No Other Changes.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  This Amendment and the Credit Agreement shall be read together, as one document.

26.           Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

27.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

28.           No Waiver. Unless otherwise provided for herein, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under either of the Credit Agreements or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

29.           Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

30.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreements to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreements, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

31.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed as of the day and year first written above.

NORTECH SYSTEMS INCORPORATED		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Richard G. Wasielewski	By:	/s/ Mark T. Lundquist
Name:	Richard G. Wasielewski		Mark T. Lundquist
Its Chief Financial Officer/Treasurer			Its Vice President

Exhibit B to Amended and Restated Credit and Security Agreement

Compliance Certificate

To:	Mark T. Lundquist
Wells Fargo Bank, N.A.
Date:	, 200
Subject:	Nortech Systems, Incorporated
Financial Statements

In accordance with our Amended and Restated Credit and Security Agreement dated as of December 30, 2002, and as amended from time to time (as amended, the “Credit Agreement”), attached are the financial statements of Nortech Systems, Incorporated (the “Borrower”) as of and for                        , 200      (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

As of each quarterly reporting period, I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

Events of Default. (Check one):

☐            The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐            The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.10(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

1.                                       Minimum Debt Service Coverage Ratio. Section 5(a) of the Credit Agreement.

Required Ratio:  1.25 to 1.00 as of the end of each fiscal quarter up to and including 9/30/07.

1.50 to 1.00 as of the end of each fiscal quarter as of 12/31/07 and thereafter.

As of the Reporting Date, Borrower’s quarterly consolidated Debt Service Coverage Ratio (calculated as shown on attached work sheet) was        to 1.00.

2.                                       Maximum Total Funded Debt to EBITDA Ratio. Section 5(b) of the Credit Agreement.

Required Funded Debt to EBITDA Ratio shall be not more than:

4.25 to 1.00 for each fiscal quarter up to and including 9/30/07.

3.50 to 1.00 for each fiscal quarter ending 12/31/07 to and including 6/30/08

3.00 to 1.00 for each fiscal quarter ending 9/30/08 and thereafter.

As of the Reporting Date, Borrower’s Total Funded Debt to EBITDA Ratio was       to 1.00.

3.                                       Minimum Net Income.  Section 5(c) of the Credit Agreement.

Required Covenant: not less than 1.00 on a consolidated basis at the end of each fiscal quarter on a rolling four quarter basis.

The Borrower’s consolidated Net Income for the year-to-date period ending on the Reporting Date was $                        .

4.             Capital Expenditures. Section 5(d) of the Credit Agreement.

Required Covenant: No more than $3,000,000 in aggregate per fiscal year, except for expenses reasonably necessary to complete Suntron Acquisition.

As of the Reporting Date, Borrower’s consolidated year-to-date capital expenditures was $                               .

5.             Working Capital. Section 5(e) of the Credit Agreement.

Required Covenant: $10,000,000 as of the end of each fiscal quarter.

As of the Reporting Date, Borrower’s Working Capital was $                              .

Attached to are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

NORTECH SYSTEMS, INCORPORATED

By
Name: Richard G. Wasielewski
Its Chief Financial Officer/Treasurer